EXHIBIT 21.01

SUBSIDIARIES OF NTS REALTY HOLDINGS LIMITED PARTNERSHIP

AS OF MARCH 29, 2010

Property Name	Jurisdiction of Organization or Formation

Cool Springs Investment, LLC	Delaware
Creek’s Edge Apartments, LLC	Kentucky
GB Central Holdings, LLC	Delaware
GB Longwood Properties, LLC	Delaware
LSR Properties, LLC	Kentucky
NLP CSM Company	Delaware
NLP Castle Creek, LLC	Delaware
NLP Lake Clearwater, LLC	Delaware
NLP Park Place, LLC	Delaware
NLP Richland, LLC	Delaware
NLP Swift Creek, LLC	Delaware
NLP Whitworth, LLC	Delaware
NLP Willow Lake, LLC	Delaware
NLP Willows, LLC	Delaware
NTS Towne Center, LLC	Florida
Overlook Apartments, LLC	Delaware
Shelby Farms Apartments, LLC	Delaware
SP Central Holdings, LLC	Delaware
SP Longwood Properties, LLC	Delaware